Exhibit 11
                   THE TURNER CORPORATION AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE
                  (in thousands, except per share amounts)

	                                                              (unaudited)
                                                           	Three Months Ended
                                                                 March 31,
                                                          	 1997	       1996
PRIMARY
Weighted average common shares outstanding	                5,259       5,227
Common stock equivalents (assuming the use of the
 proceeds from their exercise or issuance to
 acquire treasury stock using the average quarterly
 market price) granted under employee stock
 option and stock purchase plans	                            129          67
Weighted average common and common equivalent shares
 outstanding	                                              5,388       5,294

Net income available to common stockholders-primary        	$784      		$629

Primary earnings per common share                         	$0.15     		$0.12

FULLY DILUTED
Weighted average shares outstanding used in the
 computation of primary earnings per share                 5,259       5,227
Common stock equivalents (assuming the use of the
 proceeds from their exercise or issuance to acquire
 treasury stock using the average market price for
 the quarter ended 3/31/97 and the closing market
 price for the quarter ended 3/31/96) granted under
 employee stock option and stock purchase plans   	          129 		       92
Conversion of  Series B convertible preferred stock
 to common stock                                   	         848 		      849
Conversion of Series D convertible debentures to
 common stock	                                               600 	  	      -
Weighted average common and common equivalent
 shares outstanding	                                       6,836       6,168
Net income available to common stockholders
 less Series B preferred dividend differential,
 net of tax                                                	$784      		$629
Interest expense on Series D convertible
 debentures, net of tax                                       74 		        -
Net income available to common stockholders -
 fully diluted                                             	$858      		$629

Fully diluted earnings per common share	                   $0.13     		$0.10